Exhibit 99.1
Item 6. Selected Financial Data
The following table sets forth some of our historical consolidated financial data. The following data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto included in Item 8. The selected consolidated financial data provided below are not necessarily indicative of our future results of operations or financial performance.

Selected Financial Data (1)
(Amounts in thousands, except per share data)	Year Ended December 31,
	2008	2007	2006	2005	2004

Summary Income Statement Data:
Revenues	$170,781	$135,876	$24,881	$—	$8
Operating Profit (Loss)	18,236	23,778	(11,516)	(43,281)	(15,741)
Net Income (Loss) to Common Shareholders	45,681	(60,315)	(8,829)	(31,531)	(23,797)

Net Income (Loss) Per Common Share - Basic:
Continuing Operations	$0.12	$(0.50)	$(0.08)	$(0.50)	$(0.36)
Discontinued Operations	0.24	0.01	(0.02)	0.08	(0.01)

Total	$0.36	$(0.49)	$(0.10)	$(0.42)	$(0.37)

Net Income (Loss) Per Common Share - Diluted:
Continuing Operations	$0.15	$(0.50)	$(0.08)	$(0.50)	$(0.36)
Discontinued Operations	0.17	0.01	(0.02)	0.08	(0.01)

Total	$0.32	$(0.49)	$(0.10)	$(0.42)	$(0.37)

Summary Balance Sheet Data:
Working Capital	$22,902	$37,198	$47,431	$49,638	$4,699
Total Assets	737,470	747,623	774,470	186,966	101,737
Debt	227,855	266,250	306,250	81,250	2,150
Convertible Preferred Stock	125,000	125,000	125,000	—	—
Equity	117,971	70,149	116,828	40,344	56,972

(1)	Includes the following:
•	acquisition of Talisman Expro Limited in November 2006;
•	acquisition of working interests in the Enoch and Bacchus prospects in 2006;
•	disposition of Thailand assets in 2005;
•	acquisition of Norwegian assets in November 2004 and January 2005;
•	disposition of all U.S. assets in 2004;
•	acquisition of NSNV, Inc. in 2004; and
•	unrealized gains (losses) on derivatives of $76.7 million, $(89.1) million and $34.5 million in 2008, 2007 and 2006, respectively.
We completed the divestiture of our Norwegian subsidiary on May 14, 2009. The results of operations and financial position of this subsidiary are classified as discontinued operations for all periods presented.

Information regarding each of these transactions is included in the notes to the Consolidated Financial Statements.